EXHIBIT 99.2

WE INTEND TO LIST & SPIN SUNRISE IN H2 2024

Transaction

- **Summary:** Intention to list Sunrise on the Swiss exchange and spin-off 100% of shares to LBTY shareholders
- **Deleveraging:** Committed to invest up to CHF 1.5 billion ($1.7 billion) into Sunrise pre-spin to reduce leverage; targeting 3.5x-4.5x range



LG Shareholders
100%
100%
LIBERTY GLOBAL
Sunrise
$1.7bn Cash

Rationale

- **Shrink LBTY Valuation Gap:** Establishes fully-distributed local valuation for Sunrise and dividends out that value to shareholders
- **Compelling Equity Story:** Best-in-class FMC Champion in stable 3-player market; multiple growth levers and significant FCF underpinning attractive dividend
- **Local Track Record:** Sunrise and management team well known by Swiss & European investors from prior successful listing
- **Expanded Shareholder Base:** Local listing and dividend profile to attract new active and passive investor base into Sunrise

Further Considerations

- **Funding:** $1.7 billion for debt reduction funded from the sale of All3 ($400m), Sunrise FCF (~$400m),and corporate cash (<$1.0B)
- **Exchange:** Sunrise to be listed on the SIX with two share classes (to approximate LBTY voting structure)
- **Timing:** Expected in H2 2024
- **Advisors:** Appointed JP Morgan and UBS
- **Taxes:** Transaction expected to be tax-free for U.S. shareholders; evaluating other jurisdictions

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WE REMAIN SQUARELY FOCUSED ON SHAREHOLDER REMUNERATION IN 2024

Repurchased ~60% of Shares Since 2017



900m
378m
Jan 1 2017
Jan 31 2024

Total Investment[(1)] $14.0bn

2024 Guidance Includes Buyback and Dividend



$1.7bn
LIBERTY GLOBAL
+$1.7bn
Pre-Spin Equity Value
Sunrise
Post-Spin Equity Value
Up to 10% of Shares(2)
Up to $800m Buyback
LIBERTY SHAREHOLDERS

(1) Represents shares repurchased through January 31, 2024.
(2) Based on shares outstanding on December 31, 2023.

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WE HAVE A STRONG TRACK RECORD ALLOCATING CAPITAL AND WILL CONTINUE ON THAT PATH

Historical Capital Allocation 2017 - 2023



~$14.4B
Net After-Tax Proceeds from Asset Sales(1)
~$9.1B
Distributable CF Upstreamed(2)
~$24B
Buybacks(3)
~$14.0B
M&A(4)
~$3.6B
Ventures(5)
~$2.1B
Cash(6)
~3.7B

Sources of Cash

Upstreamed FCF from OpCos

- Big four FMC Champions are FCF positive in 2024 despite capex cycle
- Anticipate significant cash upstreamed, supported by CTIL proceeds at VMO2

Asset Sales

- On track for non-core asset disposals of $0.5-1.0B by H2'24

Investments & Liquidity



$6.9B
$3.7B Cash(6)
$0.9B Listed(7)
$2.3B Other Ventures(8)
~$650m
Televisa Univision
~$400m
FORMULA E
~$250m
Plume
~$150m
LACEWORK
~$100m
pax8
~$100m

Uses of Cash

Sunrise Spin Transaction

- Committed to deleveraging Sunrise by up to $1.7 billion ahead of H2'24 spin

Share Buybacks

- Expect to repurchase up to 10% of shares outstanding during CY'24

FMC Champions

- Will consider strategic deleveraging into accretive transactions
- Remain opportunistic on strategic M&A in core markets

Other Uses

- nexfibre JV in the U.K.
- Tech, content and infra opportunities
- Scaling up tech & services platforms

(1) Reflects net proceeds related to sales of our operations in Germany, Hungary, Romania, Czech Republic, Austria and Poland, as well as net proceeds received in connection with the formation of the VodafoneZiggo JV, the VMO2 JV and net proceeds received from the Telenet Tower transaction. (2) Reflects Full Company Distributable Cash Flow from 2017-2023. (3) Reflects buyback from January 1, 2017 – January 31, 2024. (4) Reflects net purchase price for Sunrise. (5) Reflects net ventures investments. (6) Includes SMAs (7) Includes our investments in ITV, Lionsgate and Vodafone. Also includes our investment in All3Media. (8) Amounts exclude the fair values for the VMO2 JV, the VodafoneZiggo JV and SMAs and include the book values for Slovakia and Egg, which are consolidated businesses. Amounts also reflect fair value adjustments for certain investments that have a higher estimated fair value than reported book value.

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